Exhibit 99.2

CERTIFICATION

Pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

I, Kevin A. Landgraver, certify that:

1.	I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing servicing reports filed in respect of periods included in the year covered by this annual report, of Collegiate Funding Services Education Loan Trust 2003-A;

2.	Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, the distribution or servicing of information required to be provided to the trustee by the servicer under the servicing agreement, for inclusion in these reports is included in these reports;

4.	Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the trustee in accordance with the terms of the servicing agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and

5.	The reports disclose all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program, that is included in these reports.

Date: March 24, 2004

/s/ Kevin A. Landgraver
Kevin A. Landgraver
Chief Financial Officer and Treasurer